Filed Pursuant To Rule 433

Registration No. 333-209926

October 26, 2016

ETF Evaluation & Implementation Considerations David LaValle David B. Mazza October 26, 2016 For Institutional Client Use Only. Not for Retail Dissemination. This presentation is not a solicitation of an offer to buy or offer, or recommendation, to acquire or dispose of any security, commodity, and investment or to engage in any other transaction. Not all products included in this presentation will be globally registered or available to all investors. The information within this presentation is not intended for distribution to, or use by, any person or entity in any jurisdiction or country where such distribution or use would be contrary to law or regulation. IBG-21646

Table of Contents 1. Market Overview 2. ETF Trading & Liquidity 3. SPDR Gold Shares (GLD) 4. Factor Investing and Smart Beta ETFs Appendices Appendix A: August 24th Appendix B: Fixed Income Markets & Liquidity Appendix C: Important Disclosures Appendix D: Biographies The information contained in this document is current as of the date presented unless otherwise noted. IBG-21646 2

Market Review IBG-21646 3

Market Volatility ? Volatility Remains Below its Long Term Average, Even as Last Month the Market Experienced its Steepest Loss Since the Brexit Measures of US Market Volatility 3.0% 30 Hawkish Comments from Fed Presidents Led to a Steep Market Decline and General Uneasiness 28 2.0% 26 1.0% 24 (%) 22 0.0% Change 20 Index Day VIX over -1.0% Day 18 16 -2.0% 14 -2.50% -2.45% -3.0% 12 -3.59% -4.0% 10 VIX Index S&P 500 Index Day over Day Change—Positive S&P 500 Index Day over Day Change—Negative Source: Bloomberg Finance L.P. As of September 30, 2016 Brexit is an abbreviation of “British exit” that mirrors the term Brexit. It refers to the possibility that Britain will withdraw from the European Union. Past performance is not a guarantee of future results IBG-21367 4

Market Volatility ? The Uncertainty Surrounding the US Presidential Election May Add to the Volatility in October, a Month That is Typical More Volatile than Most Standard Deviation of Daily Returns Intra?Month (1988?2016) 1.4 Historically, October has been One of the More Volatile Months for the S&P 500 1.21 1.2 1.04 1.03 0.98 0.99 1.0 0.98 (%) 0.93 0.96 0.90 0.90 0.91 Deviation 0.88 Standard 0.8 0.6 0.4 0.2 0.0 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Source: Bloomberg Finance L.P. As of September 30, 2016. Past performance is not a guarantee of future results. IBG-21367 5

Asset Class Performance ? US Large Caps Were Flat Last Month, and Still Lag Small Caps for 2016. Broad Commodities Received a Tailwind from Energy Prices Last Month Asset Class Performance (Total Return %) There Has Been Little Difference Between the Agg and Treasuries, but Not High Yield 24.0 16.3 15.6 11.5 9.2 9.0 7.8 8.6 7.1 5.4 5.5 5.8 5.1 3.9 3.1 1.3 1.1 0.7 0.6 0.5 0.5 0.0 -0.1 -0.1 -0.3 -0.5 -3.9 Emerging US Small Cap Developed US Large Cap High Yield Agg Treasuries Broad Commodities Gold MSCI Emerging Russell 2000 Index MSCI EAFE Index S&P 500 Index Bloomberg US High Barclays US Bloomberg US Bloomberg Gold Markets Index Yield Index Aggregate Index Treasury Index Commodity Index Prior Month Trailing 3 Month Year to Date Source: Bloomberg Finance L.P. , As of September 30, 2016. Past performance is not a guarantee of future results. Index returns are unmanaged and do not reflect the deduction of any fees or expenses. Index returns reflect all items of income, gain and loss and the reinvestment of dividends and other income. Performance returns for periods of less than one year are not annualized. IBG-21367 6

Global Equity Factors — Min. Volatility Has Been the Top Performing Factor In The Last Year, But has Recently Waned as Markets Have Struck a More "Risk On" Tone


MSCI World Factor Index Returns versus MSCI World Index
Min. Vol Posted the Lowest Relative Return in September, and Most Other Factors Seemed to Move Together
Index Level (Base= 100)
114
112
110
108
106
104
102
100
98
96
9/30/15
10/31/15
11/30/15
12/31/15
1/31/16
2/29/16
3/31/16
4/30/16
5/31/16
6/30/16
7/31/16
8/31/16
9/30/16
Value
Min. Vol
Quality
Size
Yield
Momentum


Period Excess Returns versus MSCI World Index
Value
0.9%
0.1%
Min. Vol
4.8%
-0.4%
Quality
2.3%
0.2%
Size
1.6%
0.5%
Yield
2.6%
-0.1%
Momentum
1.9%
0.2%
1 Year
September

Source: Bloomberg Finance L.P., As of September 30, 2016.
Past performance is not a guarantee of future results. MSCI World Minimum Volatility Index, MSCI World Value Weighted Index, MSCI World Quality Index, MSCI World Equal Weighted Index, MSCI World High Dividend Yield Index, and MSCI World Momentum Index were used above compared to the MSCI World Index. Index returns are unmanaged and do not reflect the deduction of any fees or expenses. Index returns reflect all items of income, gain and loss and the reinvestment of dividends and other income. The calculation method for value added returns may show rounding differences. Performance returns for periods of less than one year are not annualized.

STATE STREET GLOBAL ADVISORS.

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SSGA Asset Class Forecasts — Expectations are for Broad Global Equity and Fixed Income Markets to Exist in a Low Return Environment


Returns (%)
EM Stocks are Projected to Have the Highest Stock Returns, But With 30% More Volatility than Developed Equities
US Small Cap 2.4 7.0
US Large Cap 2.6 6.5
Global Developed Ex-US 2.7 6.8
Emerging Market Equities 4.5 9.7
US High Yield 5.7 4.9
US Investment Grade Bonds 2.0 1.5
US Government Bonds 1.4 0.7
Commodities 0.0 5.7
Value Tilted 4.7 8.7
Quality Tilted 3.3 7.3
Equal Weighted 3.1 7.1
Min. Variance 2.0 6.0
Asset Class
Global Factors
1 Year
3-5 Year

Source: State Street Global Advisors (SSGA) Investment Solutions Group. As of June 30, 2016. **The forecasted returns are based on SSGA's Investment Solutions Group's July 29, 2016 forecasted returns and long-term standard deviations. The forecasted performance data is reported on a gross of fees basis. Additional fees, such as the advisory fee, would reduce the return**. For example, if an annualized gross return of 10% was achieved over a 5-year period and a management fee of 1% per year was charged and deducted annually, then the resulting return would be reduced from 61% to 54%. The performance includes the reinvestment of dividends and other corporate earnings and is calculated in the local (or regional) currency presented. It does not take into consideration currency effects. **The forecasted performance is not necessarily indicative of future performance, which could differ substantially.**

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ETF Flows ? Investors Modestly Put Risk Back to Work During the Month of September, Adding an Equal Amount to Both Bond and Stock ETFs Flows by Asset Class ($ billions) Equity Flows By Region ($ billions) 137 114 93 58 78 56 38 59 9 6 7 1 4 (1) (0) (3) (6) 9 8 (11) (11) (11) (22) (22) Equity Fixed Income US Global Currency International—International—International -Hedged Broad Region Single Country Prior Month ($M) Year to Date ($M) Trailing 12 Month ($M) Prior Month ($M) Year to Date ($M) Trailing 12 Month ($M) Corporate Flows by Credit Rating ($ billions) 22 18 9 5 2 1 Investment Grade High Yield Prior Month ($M) Year to Date ($M) Trailing 12 Month ($M) Source: State Street Global Advisors, Bloomberg Finance L.P. As of September 30, 2016. Sectors, asset classes and flows are as of the date indicated, are subject to change, and should not be relied upon as current thereafter. IBG-21367 9

Sector Flows ? As Interest Rates Remain Low, Real Estate Has Led All Sectors for Fund Flows in 2016, With Financials Lagging Prior Year to Trailing Current Current Short 1M Prior Short Month ($M) Date ($M) 12 Month ($M) AUM ($M) Interest % Interest % Telecommunications (85) 369 604 2,594 3% 3% Consumer Discretionary (543) (5,173) (4,211) 18,435 17% 16% Consumer Staples (130) (3) 1,096 17,486 21% 17% Energy 38 2,957 6,183 43,054 14% 15% Financial (1,285) (6,431) (3,967) 28,429 13% 10% Health Care (571) (5,214) (7,057) 42,160 17% 15% Industrials (275) 888 412 13,598 15% 12% Materials 1,926 8,559 8,145 31,339 13% 14% Technology 553 (3,899) 289 41,589 9% 9% Real Estate 3,640 11,271 13,466 69,717 5% 5% Utilities (483) 3,096 2,308 13,233 21% 20% Technology Focused ETFs had a Reversal of Interest to its Year Long Trend, as Tech Giants Posted Better Results Source: State Street Global Advisors, Bloomberg Finance L.P. As of September 30, 2016. Sectors, asset classes and flows are as of the date indicated, are subject to change, and should not be relied upon as current thereafter. IBG-21367 10

US Sector Fundamental ? Earnings Growth Appears Mixed, as Four out of Eleven Sectors are Projected1 to Have Negative EPS Growth in Q3 S&P 500 GICS Sector Earnings Growth (%) 12.6 10.9 6.2 6.8 5.3 5.0 4.0 3.8 2.6 3.5 3.0 1.7 0.3 (1.5) (1.2) (2.1) (0.2) (1.8) (6.3) (4.2) (7.1) (7.8) EPS Growth is Projected to be Negative for the Sixth Consecutive Quarter (67.0) (74.0) Utilities Consumer Health Care Materials Consumer Technology Financials Telecom S&P 500 Real Estate Industrials Energy Discretionary Staples Projected 2016 Q3 Earnings (EPS) Growth Projected 2016 EPS Growth 1 EPS estimates based on consensus earnings forecasts from analysts polled by FactSet. As of September 30, 2016. Estimated Earnings Per Share should not be construed as an indication of the current or future profitability of any investment product. Source: FactSet, State Street Global Advisors As of September 30, 2016. IBG-21367 11

US Sector Valuation ? Based on Price to Book, Investors continue to Pay Up for Most Sectors Relative to Their 10 Year Averages US Equity Market Price to Book Ratios 5.6 5.4 5.1 5.1 4.7 4.5 4.4 4.2 4.1 4.2 3.8 3.7 3.7 3.6 3.5 3.4 3.2 3.1 3.0 3.0 2.9 2.9 2.9 2.8 2.5 2.5 2.5 2.4 2.1 2.2 2.3 2.1 2.1 2.0 1.9 2.0 1.8 1.6 1.7 1.6 1.5 1.5 1.4 1.3 1.3 1.2 1.1 Energy and Financials are the Only Sectors 0.6 Trading Below Their 10 Year Average S&P 500 Russell 2000 Consumer Consumer Information Industrials Health Care Materials Telecom Energy Utilities Financials Staples Discretionary Technology Current 10 Year Avg 10 Year High 10 Year Low Source: Bloomberg Finance L.P, FactSet, State Street Global Advisors. As of September 30, 2016. Characteristics are as of the date indicated and should not be relied upon as current thereafter. IBG-21367 12

Global Valuation ? Based on Price to Book, the US Appears to be the Only Region with Potentially Stretched Valuations Global Equity Market Price to Book Ratios The US is Trading Much Higher Than its 10 Year Average 3.0 2.9 2.8 2.5 2.4 2.4 2.2 2.2 1.8 1.7 1.7 1.6 1.6 1.6 1.6 1.6 1.5 1.5 1.4 1.2 1.2 1.1 1.0 1.0 EURO STOXX 50 Index MSCI Emerging Markets MSCI EAFE Index Nikkei Index (Japan) MSCI Europe Index Russell 3000 Index (Eurozone) Index Current 10 Year Avg. 10 Year High 10 Year Low Source: Bloomberg Finance L.P, State Street Global Advisors. As of September 30, 2016. Characteristics are as of the date indicated and should not be relied upon as current thereafter. IBG-21367 13

Rates ? The Yield Curve Steepened During the Month of September, With the Short End Moving Lower and the Long End Moving Higher US Treasury Curve 3.5 3.0 3.0 2.9 2.5 2.3 2.1 2.3 2.0 2.0 1.8 1.7 (%) 1.5 1.3 1.6 1.4 Yield 1.1 1.4 1.0 1.2 0.9 0.6 0.9 0.5 0.6 0.8 0.5 0.6 Even with Last Month Steepening, the Curve is Flatter 0.1 0.2 0.3 0.4 over the Past Year 0.0 0.2 0.3 0.1 1M -0.02 3M -0.02 6M 1Y 2Y 3Y 5Y 7Y 10Y 30Y -0.5 US Treasury Actives Curve 09/30/16 US Treasury Actives Curve 12/31/15 US Treasury Actives Curve 09/30/15 Change in Basis Points 1M 3M 6M 1Y 2Y 3Y 5Y 7Y 10Y 30Y September -3 -5 -3 -1 -4 -3 -3 -1 3 9 YTD Change 6 11 -4 -1 -29 -43 -61 -67 -68 -70 1 Year Change 20 29 37 27 13 -3 -21 -31 -44 -54 Source: Bloomberg Finance L.P. As of September 30, 2016. Past performance is not a guarantee of future results. IBG-21397 14

Credit ? Since the Start of 2016 High Yield Spreads have Tightened Considerably, and Energy Bonds are Nearly 600 Bps Tighter Over the Last Year High Yield Spread Changes One Year Spread Change (Bps) Broad High Yield Spreads are Now Below Their Long Term Average (105) CCC or Below 2020 (595) Energy 1520 Broad High 1187 (165) (Bps) Yield Spreads 1020 Credit (178) B Rated 682 502 520 (135) BB Rated 502 323 Investment 143 (35) Grade 20 BofA Merrill Lynch US High Yield CCC or Below Rated Bloomberg USD High Yield Corporate Bond Index Energy BofA Merrill Lynch US High Yield Master II Index BofA Merrill Lynch US High Yield B Rated BofA Merrill Lynch US High Yield BB Rated BofA Merrill Lynch US Corporate Master Index Source: St. Louis Federal Reserve, Bloomberg Finance L.P., State Street Global Advisors. As of September 30, 2016. Past performance is not a guarantee of future results. Index returns are unmanaged and do not reflect the deduction of any fees or expenses. Index returns reflect all items of income, gain and loss and the reinvestment of dividends net of withholding taxes and other income. IBG-21367 15

ETF Selection and Due Diligence Checklist Example

Fund Investment Objective

- Performance history of the Index
- Fund's sector, security or country exposure
- Weighting methodology
- Index rebalancing schedule

Fund Liquidity

- Average daily volume
- Liquidity in primary market
- Liquidity during times of market stress
- Dramatic price swing

Total Cost of Ownership

- Total expense ratio
- Fund's rebalancing costs
- Trading costs
- Bid/Ask spread
- Performance tracking error

Fund's Provider

- Years of experience in the industry
- Firm's total AUM
- Firm's relationship with index providers and advisors
- Trading support and ongoing education
- Disciplined investment process and risk management

Product Structure

- Investment approach
- Regulatory designation: Unit investment trust, open-end fund, grantor trust, or exchange traded note.
- Security lending

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ETF Trading & Liquidity IBG-21646 17

SPDR ETF Global Capital Markets ? Overview Dedicated investment professionals located in New York, London and Hong Kong Relationship Product Launch Market Analytics Management Buy Side Seed Partners Pre-Trade Analytics Sell Side Exchange Listing Fund Flows IBG-176265 18

Liquidity Spectrum Market Liquidity Underlying Securities Authorized Key Takeaways: Lead Market Sales and Participants Public Market Electronic Makers Trading Desks (APs) Center Market Makers ETFs at a minimum are as liquid as their Buyers and Provide Responsible for Primarily Create and underlying securities sellers are liquidity in the maintaining fair responsible Redeem shares matched secondary and orderly for covering directly with ETFs develop an added through market markets institutional SDPR ETF Trust layer of liquidity via the an exchange accounts secondary market 50+ market Currently there 13 Traditional makers who are 9 LMM There are Natural liquidity will allow Exchanges actively provide firms for our currently 50+ the ETF to trade with a secondary SPDR ETFs APs for SPDR market liquidity bid/ask spread which may ETFs across the SPDR family of ETFs be tighter than that of the underlying asset class bid/ask spread Secondary Market Primary Market The information contained above is for illustrative purposes only. These investments may have difficulty in liquidating an investment position without taking a significant discount from current market value, which can be a significant problem with certain lightly traded securities. IBG-21646 19

Creation & Redemption Primary Drivers for Creation and ETF Creation/Redemption Process Redemption Customer Facilitation Proprietary Trading Program Trading Stock Loan Arbitrage Authorized Participant (AP) Creation/Redemption The information contained above is for illustrative purposes only. In general, ETFs can be expected to move up or down in value with the value of the applicable index. Although ETFs may be bought and sold on the exchange through any brokerage account, ETFs are not individually redeemable from the Fund. Investors may acquire ETFs and tender them for redemption through the Fund in Creation Unit Aggregations only, please see the prospectus for more details. IBG-21646 20

Market Making Pricing

Factors that determine an ETF's Fair Value Pricing Band.


Arbitrage Opportunity Zone
ETF OFFER
$ 20.10
Inventory Cost
F/X Costs
Creation Fees
Hedging Costs
Transaction Costs
Fair Value Band
Basket INAV
$ 20.05
Transaction Costs
Hedging Costs
Redemption Fees
F/X Costs
Inventory Cost
ETF BID
$ 20.00
Arbitrage Opportunity Zone

Key Takeaways:

- The ability to create or redeem an ETF helps keep ETFs in the fair value band
- Most ETF trading happens inside the bid/ask spread of the underlying constituents
- Arbitrage opportunity exists outside the fair value band

Source: SPDR ETF Capital Markets Group
The information contained above is for illustrative purposes only.
* iNAVs are calculated and distributed every 15 seconds by market data vendors

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ETF Continuous Pricing 2008 ? Financial Crisis $45 3.00 ETFs trade daily when there are market disruptions $40 2.50 or stressed conditions (i.e. Political Unrest or Acts of God) $35 2.00 Millions 1.50 $30 1.00 Key Takeaways: $25 0.50 During recent periods of stressed markets $20 0.00 we have seen increased ETF secondary 8/1/2008 Share Volume (Right Axis) JNK $ Price (Left Axis) market volumes 2011 Egypt ? Arab Spring Uprising The ETF became a proxy for the underlying $85 500 $80 stock market 400 $75 $70 300 ETF pricing reflected the risk in the underlying $65 Thousands 200 cash market $60 100 ETFs $55 are exchange traded, centrally cleared, $50 0 and therefore can potentially reduce 12/1/2010 11 6/1/2011 counterparty risk Share Volume (Right Axis) EGPT $ Price (Left Axis) 2015 Greece ? Debt Crisis $15 8 $13 6 Millions $11 4 $9 2 $7 0 5/31/2015 7/31/2015 8/31/2015 Share Volume (Right Axis) GREK $ Price (Left Axis) Source: Bloomberg Finance, L.P. Past performance is not a guarantee of future results. JNK = SPDR Barclays High Yield Bond ETF; EGPT = VanEck Vectors Egypt Index ETF; GREK = Global X MSCI Greece ETF IBG-21646 22

SPDR Gold Shares (GLD) IBG-21646 23

Key Drivers of the Gold Price ? Big 3 Sharp rises in economic policy uncertainty have historically provided a boost for gold 2,000 100 Index 1,500 1,000 Currencies/USD 80 USD/oz USD 500 60 0 Sep-06 Sep-08 Sep-10 Sep-12 Sep-14 Sep-16 US Dollar Index (LHS) LBMA Gold Price PM (USD/oz) (RHS) 150 1,400 100 1,300 Monetary Policy Expectations % 1,200 50 USD/oz 1,100 0 1,000 Apr-15 Jul-15 Oct-15 Jan-16 Apr-16 Jul-16 Oct-16 0-0.25 (LHS) 0.25-0.5 (LHS) 0.5-0.75 (LHS) LBMA Gold Price PM (USD/oz) (RHS) 400 1,900 Index 1,400 Geopolitical Uncertainty 200 EPU 900 USD/oz US 0 400 Sep-06 Sep-08 Sep-10 Sep-12 Sep-14 Sep-16 US Economic Policy Uncertainty Index (LHS) LBMA Gold Price PM (USD/oz) (RHS) Source: State Street Global Advisors, Bloomberg Finance, L.P., as of October 10, 2016. Past performance is not a guarantee of future results. Performance above does not reflect charges and expenses associated with the fund or brokerage commissions associated with buying and selling exchange traded funds. IBG-21648 24

Key Drivers of the Gold Price ? Other Drivers Gold also takes direction from other drivers 1,500 2013 2011 Demand 1,000 2009 2015 *Income Growth 2007 2003 2005 2012 2014 500 Gold 2010 (Tonnes) 2004 2008 China 0 2006 0 5,000 10,000 15,000 20,000 25,000 30,000 35,000 China’s Income per capita (Yuan) 550 1,900 Index 450 1,400 350 **Tactical Flows 900 USD/oz ACWI 250 MSCI 150 400 Sep-06 Sep-08 Sep-10 Sep-12 Sep-14 Sep-16 MSCI ACWI (LHS) LBMA Gold Price PM (USD/oz) (LHS) 5,000 4,722 4,534 4,674 4,526 4,473 4,462 4,202 4,319 4,306 4,257 4,234 4,348 4,000 ***Supply and Demand 3,000 2,334 2,307 2,000 1,000 0 2010 2011 2012 2013 2014 2015 H1’2016 Global Gold Demand ex OTC Global Gold Supply * Source: SSGA, NBS, Metals Focus, GFMS, World Gold Council. As of September 30, 2016. ** Source: SSGA, Bloomberg Finance L.P., As of September 30, 2016. *** Source: SSGA, Metals Focus, World Gold Council. As of September 30, 2016. Past performance is not a guarantee of future results. Performance above does not reflect charges and expenses associated with the fund or brokerage commissions associated with buying and selling exchange traded funds. IBG-21648 25

What Drives Gold Short-term? We believe gold prices are driven in the short-term by ETF, OTC, and Futures market providing liquidity and aggregation of buyers and sellers high price sensitivity low price sensitivity direct price impact indirect price impact Source: State Street Global Advisors, World Gold Council. The information contained above is for illustrative purposes only. IBG-21648 26

What Drives Gold Longer-term? We believe mine production, recycling, jewelry demand, bars & coins demand and central bank buying drive gold in the long run high price sensitivity low price sensitivity direct price impact indirect price impact Source: State Street Global Advisors, World Gold Council. The information contained above is for illustrative purposes only. IBG-21648 27

Secular long-term demand We believe consumers most notably from the Emerging Markets are the driver of gold prices in the long-term high price sensitivity low price sensitivity direct price impact indirect price impact Source: State Street Global Advisors, World Gold Council. The information contained above is for illustrative purposes only. IBG-21648 28

The Role of Gold in a Portfolio

History has shown that gold has provided potential downside protection during turbulent market environments, as well as potential diversification benefits through its historically low correlation to traditional assets

Gold as a Strategic Hedge In Tumultuous Times[1]



40%
20%
0%
-20%
-40%
-60%
-80%
-0.8%
-12.2%
7.4%
5.4%
10.0%
5.7%
22.0%
LTCM Crisis
Dot Com Meltdowns
September 11th
2002 Recession
Global Financial Crisis
Sovereign Debt Crisis I
Sovereign Debt Crisis II
Gold
S&P GSCI Index
Barclays 7-10 Yr Treasury Index
Barclays US Aggregate Bond Index
MSCI ACWI Index

Gold as a Potential Portfolio Diversifier: Correlation of Returns to Other Asset Classes[2]



0.42
0.21
0.19
0.17
0.13
0.14
0.08
0.10
0.06
-0.02
-0.06
Bloomberg Commodity Index
BofA Merrill Lynch US Corporate Index
MSCI Emerging Markets Index
Bloomberg Barclays US Agg Index
MSCI EAFE Index
Bofa Merrill Lynch US Treasury Index
Dow Jones US Select REIT Index
Bloomberg Barclays US High Yield Index
Russell 2000 Index
S&P 500 Index
LIBOR USD 3M Index (Cash)

[1] Source: FactSet, State Street Global Advisors, from 01/01/1979 to 12/31/2013. Notes: LTCM crisis: July 1998 – September 1998, Dot-com meltdown: March 2000 – March 2001, 11 September: August 2001 – September 2001, 2002 recession: March 2002 – August 2002, Global financial crisis: August 2008 – March 2009, Sovereign debt crisis I: April 2010 – August 2010, Sovereign debt crisis II: February 2011 – October 2011.

[2] Source: Bloomberg, Computed using monthly return data from October 2006 to September 2016. Index returns reflect capital gains and losses, income, and the reinvestment of dividends. Diversification does not ensure a profit or guarantee against loss. **It is not possible to invest directly in an index. Index returns reflect capital gains and losses, income, and the reinvestment of dividends. Past performance is not a guarantee of future results.**

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Long Term Portfolio Performance Blended Performance Based on Historical Data between January 1, 2001 to December 31, 2015 (12 months rebalancing) Annualized Portfolio Assets Composite Annualized Return (%) Standard Deviation(%) Sharpe Ratio Portfolio A Portfolio without Gold 4.21 9.68 0.43 Portfolio B Portfolio with 5% Gold 4.48 9.45 0.47 Portfolio C Portfolio with 10% Gold 4.83 9.34 0.52 Return (%) 7.0 6.0 Portfolio C 5.0 Portfolio B Portfolio A 4.0 3.0 9.2 9.3 9.4 9.5 9.6 9.7 Standard Deviation (%) Source: Bloomberg Finance, L.P., State Street Global Advisors. Past performance is not a guarantee of future results. Based on historical data between January 1, 2001 to December 31, 2015. Portfolio A includes 60% MSCI ACWI IMI and 40% Barclays Multiverse; Portfolio B includes 57.5% MSCI ACWI IMI, 37.5% Barclays Multiverse and 5% Gold; Portfolio C includes 55% MSCI ACWI IMI, 35% Barclays Multiverse and 10% Gold; Returns do not represent those of a fund but were achieved by mathematically combining the actual performance data of MSCI ACWI IMI, Barclays Multiverse and Gold Spot in US dollar. The performance assumes no transaction and rebalancing costs, so actual results will differ. The performance does not reflect management fees, transaction costs, and other fees expenses a client would have to pay, which would reduce returns. SSGA does not yet manage actual assets to this blended Portfolio. The information above is hypothetical and should not be construed as investment advice. The hypothetical model portfolio does not reflect actual trading and does not reflect the impact that material economic and market factors may have had on an advisor’s decision making. IBG-21648 30

May Improve Cumulated Returns and Reduces Maximum Drawdown

Blended Performance



Index
230.00
210.00
190.00
170.00
150.00
130.00
110.00
90.00
70.00
50.00
1/1/2000
1/1/2001
1/1/2002
1/1/2003
1/1/2004
1/1/2005
1/1/2006
1/1/2007
1/1/2008
1/1/2009
1/1/2010
1/1/2011
1/1/2012
1/1/2013
1/1/2014
1/1/2015
Portfolio A
Portfolio B
Portfolio C

Maximum Drawdown



%
0.0
-5.0
-10.0
-15.0
-20.0
-25.0
-30.0
-35.0
-40.0
-45.0
-32.0
-31.4
-31.1
Gold Reduces Maximum Drawdown
Porfolio A
Porfolio B
Porfolio C

Source: Bloomberg Finance, L.P., State Street Global Advisors.
Past performance is not a guarantee of future results. Based on historical data between January 1, 2000 to December 31, 2015.
Portfolio A includes 60% MSCI ACWI IMI and 40% Barclays Multiverse; Portfolio B includes 57.5% MSCI ACWI IMI, 37.5% Barclays Multiverse and 5% Gold; Portfolio C includes 55% MSCI ACWI IMI, 35% Barclays Multiverse and 10% Gold; Returns do not represent those of a fund but were achieved by mathematically combining the actual performance data of MSCI ACWI IMI, Barclays Multiverse and Gold Spot in US dollar. The performance assumes no transaction and rebalancing costs, so actual results will differ.
The performance does not reflect management fees, transaction costs, and other fees expenses a client would have to pay, which would reduce returns. SSGA does not yet manage actual assets to this blended Portfolio.
The information above is hypothetical and should not be construed as investment advice. The hypothetical model portfolio does not reflect actual trading and does not reflect the impact that material economic and market factors may have had on an advisor's decision making.

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How Institutions Allocate to Gold? SSGA Research (see slide 30) and studies done by the World Gold Council (WGC) have shown that an appropriate allocation to gold can help reduce portfolio risk without sacrificing long term portfolio returns. According to the WGC, gold?s benefits should not be solely linked to its price, but to gold?s potential to diversify and, thus, lower portfolio volatility Furthermore, WGC states that in portfolios with higher volatility, higher allocation to gold may balance the additional risks due to its historically low correlation to major asset classes Source: World Gold Council, Bloomberg Finance L.P. * A well-diversified portfolio includes cash, Global bonds, US large Cap, Hedge Funds, Real Estate, Global Cash, US Small Cap, Developed World Equites, Private Equity, Commodities, US bonds, US Mid Cap, Emerging Markets and Gold. Diversification does not ensure a profit or guarantee against loss. IBG-21648 32

SPDR Gold Shares ? Key Details Bloomberg Ticker GLD US, GLD SP, 2840.HK, 1326.JP, GLD* MM Reference Benchmark LBMA Gold Price PM Inception Date 18 November 2004 AUM US$40.3 B Total Expense Ratio (%) 0.40 Base Currency USD Trading Currency USD, HKD, JPY, MXN Domicile United States United States, Mexico, Hong Kong, Singapore Countries of Registration and Japan Primary Exchange NYSE ARCA Exchange Regulatory Structure Collective Investment Scheme/ Grantor Trust Represents under 1/10 of an ounce of London Good Replication Method Delivery Bar Source: State Street Global Advisors, as of September 30, 2016. IBG-21646 33

SPDR Gold Shares Performance (in USD)

SPDR® Gold Shares performance as of September 30, 2016

	1 Month	QTD	YTD	1 Year	3 Year	5 Year	10 Year	Since Inception 11/18/2004
NAV	0.98%	0.03%	24.14%	18.25%	-0.50%	-4.36%	7.80%	9.23%
Market Value	0.69	-0.70	23.83	17.57	-0.66	-4.48	7.76	9.08
LBMA Gold Price PM	1.01	0.13	24.76	18.72	-0.10	-3.97	8.23	9.67

Calendar Year Performance



40.0%
30.0%
20.0%
10.0%
0.0%
-10.0%
-20.0%
-30.0%
-40.0%
17.8% 17.8%
23.2% 22.6%
31.9% 30.5%
4.3% 4.9%
25.0% 24.0%
29.2% 29.3%
8.9% 9.6%
8.3% 6.6%
-27.3% -28.3%
0.1% -2.2%
-12.1% -10.7%
24.8% 24.1%
2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016
LBMA Gold Price PM USD (NAV)
SPDR® Gold Shares (MKT)

Source: Bloomberg Finance L.P., SPDR Gold Shares (GLD US), net of fee NAV performance since inception, ending September 30, 2016.
Performance quoted represents past performance, which is no guarantee of future results. Investment return and principal value will fluctuate, so you may have a gain or loss when shares are sold. Current performance may be higher or lower than that quoted. Visit www.spdrgoldshares.com for most recent month-end performance. The market price used to calculate the Market Value return is the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the Fund are listed for trading, as of the time that the Fund's NAV is calculated. If you trade your shares at another time, your return may differ. The calculation method for value added returns may show rounding differences.
* Since March 20, 2015, the Trust has been using the LBMA Gold Price PM as the price of gold in determining the value of the Trust's gold. Before that date, the Trust used the London PM Fix, which was discontinued on March 19, 2015.
It is not possible to invest directly in an index. LBMA Gold Price PM performance does not reflect charges and expenses associated with the fund or brokerage commissions associated with buying and selling a fund. LBMA Gold Price PM performance is not meant to represent that of any particular fund.

STATE STREET GLOBAL ADVISORS

IBG-21648 34

Factor Investing and Smart Beta ETFs IBG-21646 35

SSGA Smart Beta Equity: Core Beliefs We believe that: Smart beta factor premia exist, creating opportunities to outperform traditional benchmarks ? These premia reflect sources of risk, or in some cases, may result from security mispricings caused by investor behavioral biases or market frictions Smart beta factor premia can be captured via transparent, rules-based investment processes ? Consistent, systematic methodologies; not dissimilar to characteristics of traditional passive index methodologies Portfolios can be constructed in a manner that is consistent with investors? beliefs and objectives ? An outcome-oriented mindset to strategy implementation is crucial, as performance expectations vary across factors Successful factor investing must account for cyclicality of factor performance ? Multi-factor approaches provide diversification benefits, offer potential for improved consistency in performance ? Longer term investment horizon is most appropriate Experienced, innovative investment team is essential in delivering best in class smart beta solutions ? Our Global Equity Beta Solutions team combines robust research capabilities with relevant global experience and trading experience Diversification does not ensure a profit or guarantee against loss. GLSTND-2391 36

Smart Beta: A Third Approach Smart Beta: Any objective, transparent, consistent process for capturing investment exposures Passive Smart Beta Active A third approach ? Blurs the boundaries between active and passive investing. Active performance potential ? Expectations of improvement in absolute or risk-adjusted returns. Returns driven by well-known factors often targeted by active managers (valuation, volatility, quality, size, momentum, etc.) While long-term historical performance is attractive, interim risks are significant Passive implementation ? Retains the benefits of traditional passive investing. Transparency, objectivity, consistency, low cost, diversification and liquidity GLSTND-2366 37

Smart Betas and Alternative Asset Betas

Total Smart Betas and Alternative Asset Betas AUM: $118,542 Million (USD) as of June 30, 2016

Rules-Based and Factor-Tilting Strategies, Low-Volatility Equity, Commodities, REITs & Additional Alternative Asset Classes



Other Factor Weighted $4,444 M
Risk Weighted $238 M
Yield/Dividend Weighted $21,122 M
Price Weighted $12,474 M
Value Weighted $6,192 M
Multi-Factor $8,826 M
Fundamentally Weighted $8,787 M
Volatility Weighted $9,567 M
Equal Weighted $15,234 M
Alternative Weightings & Low Volatility Equity Assets Under Management
$ 86,884 Million
as of June 30, 2016



Bloomberg Roll Select Commodity Index $1,941M
Bloomberg Commodity Index $369 M
Buy Write $597 M
Emulation Strategies $747 M
S&P MLP $26M
Global Infrastructure $1,290 M
Natural Resources $2,996 M
S&P GSCI $537 M
Other $1,624 M
REITs 21,531 M
Alternatives Asset Class Betas Assets Under Management
$ 31,658 Million
as of June 30, 2016

Source: SSGA as of June 30, 2016

Dow Jones and Dow Jones Indices are service marks of Dow Jones & Company, Inc.
S&P GSCI® is a trademark of Standard & Poor's Financial Services LLC. and has been licensed for use by Goldman, Sachs & Co.
S&P/IFCI Liquidity Tier EM Index is a trademark of Standard & Poor's Financial Services LLC., and has been licensed for use by State Street Bank and Trust.
"Dow Jones," "UBS" "Commodity and Long-Term Commodity Index℠" are service marks of Dow Jones & Company, Inc. and UBS AG
The Macquarie Global Infrastructure 100 Index is a trademark of Macquarie
"SPDR®" is a registered trademark of Standard & Poor's Financial Services LLC ("S&P") and has been licensed for use by State Street Corporation.
All Standard & Poor's Indexes are registered trademarks of Standard & Poor's Financial Services LLC.
The MSCI Indexes are trademarks of MSCI Inc.

STATE STREET GLOBAL ADVISORS

GLSTND-2460

38

Smart Beta ETF Universe

Smart Beta ETF Market Size:

- $477 B AUM globally; 90% of AUM is US-domiciled
- The majority of Assets are in Single Factor (93%)
- The majority of strategies are classified as "Return-oriented" (83% of Total AUM)
- "Risk-oriented" strategies (such as Low Volatility) account for 7% of Total AUM)
- Single factor AUM and flows are dominated by Dividend funds
- Multi-Factor represents 7% of Total AUM

Multi-Factor is the most congested segment with 250+ strategies spread across 30 B in AUM

- Multi-Factor product development has soared in the ETF market in anticipation of future demand from Retail/RIAs and smaller institutions seeking diversification

ETF AUM By Strategy Type (B)


Retruns Oriented
Dividend Screen/Weighted $143
Growth $88
Value $77
Multi-Factor $33
Fundamentals Weighted $11
Momentum $10
Quality $5
Earnings Weighted $3
Revenue Weighted $1
Expected Returns $0
Risk Oriented
Low Volatility $29
Risk-weighted $0
Low/High Beta $0
Other
Equal Weighted $31
Commodity $11
Fixed Income $3
Multi-Asset $2
Asset Allocation $0

Data Sources: Morningstar as of 03/31/2016.
Cerulli, "US Evolution of Passive and Strategic Beta Investing 2016" FTSE Russell "Smart beta: 2015 global survey findings from asset owners", Callan Market Intelligence, December 2015; Morningstar Data and Strategic Beta Report, SSGA Advanced Beta Survey; Greenwich Associates "Institutional Usage of ETFs" – February 2016
AUMs are as of the date indicated, are subject to change, and should not be relied upon as current thereafter.

STATE STREET GLOBAL ADVISORS

IBG-21646
39

Smart Beta Opportunity Set: Key Equity Factors Value Low Valuation Quality Volatility Higher Quality Lower Risk Momentum Size Higher Momentum Smaller Capitalisation Source: SSGA. The information contained above is for illustrative purposes only. GLSTND-2391 40

Single or Multi-factor Approaches Attribute Definition Valuation Price/Fundamental Fundamentals: Earnings, Cash Flow, Sales, Dividend, and Book Value Volatility Volatility of Total Return 60-month variance Size Market Capitalization Free float market capitalization Momentum Total Return Trailing 12-month, excluding recent 1-month Quality (1) Profitability, (2) Earnings Consistency, and (3) Low Leverage ROA, EPS variability, LT Debt/Equity Single Factor Multi-Factor Quality Momentum Size Valuation Quality Valuation Volatility Volatility Source: SSGA. The information contained above is for illustrative purposes only. GLSTND-2391 41

Index Construction: A Variety of Methodologies Factor Capture Methodology Trade Offs Tilted Methodology High Exposure Methodology —Factor Signal Strength—Breadth —Tracking Error —Sector Weight Alignment—Number of holdings —Breadth —Factor Signal Strength—Sector Weight—Tracking Error Alignment—Number of Holdings Techniques to depart from cap-weighting Tilt E.g., MSCI Value Weighted, SSGA Value Tilted, Fundamental Indexing Optimize E.g., Managed Volatility, Minimum Volatility High Exposure E.g., MSCI Quality Index, S&P Pure Value Index The information contained above is for illustrative purposes only. IBG-21646 42

Index Construction Matters as Sector and Sensitivities Can Differ Even Within the Same Factor GICS Sector Over/Underweights versus S&P 500 Index Factor Sensitivity of Low Volatility Approaches to S&P 500 Index 5.26 Utilities 19.93 0.27 Leverage 0.06 0.59 Telecom -0.31 -0.02 Value 0.10 7.22 Real Estate 3.60 0.17 Dividend Yield -0.18 -0.66 Materials -1.92 0.09 Profit Info. Tech. -5.84 -0.11 -18.48 -0.27 Growth -3.60 0.16 Industrials 5.69 0.16 Momentum 5.19 0.09 Health Care -3.91 -0.46 -3.14 Earnings Variable Financials -0.68 -0.27 -0.54 -5.35 Size Energy -0.46 -7.28 -0.30 4.98 Trade Activity Cons.r Staples -0.24 10.35 -4.66 -0.27 Cons. Disc. Volatility -6.90 -0.17 -30.00 -20.00 -10.00 0.00 10.00 20.00 30.00 -0.60 -0.50 -0.40 -0.30 -0.20 -0.10 0.00 0.10 0.20 0.30 0.40 USMV +/- to S&P 500 Index SPLV +/- to S&P 500 Index SPLV USMV Source: SSGA, FactSet, Bloomberg Finance L.P. as of 09/30/2016 Characteristics are as of the date indicated, are subject to change, and should not be relied upon as current thereafter. GLSTND-2366 43

Smart Beta Investing: Decision Making Process Two key decisions for Smart Beta investors influenced by investor goals and beliefs Factor(s) Strategy Selection Implementation Single factor or multiple factors A strategy?s weighting scheme, stock selection and rebalancing For selected factor(s), investor frequency will determine these key should have conviction in: portfolio characteristics: —Investment thesis —Tracking error, total risk —Performance expectations —Strength & purity of factor exposure —Portfolio concentration —Investability, liquidity and turnover Clarity of and comfort with investment process is imperative 1 2 Expenses/fees vary by provider Source: SSGA. GLSTND-2366 44

Our Observations: How Clients May Benefit From Smart Beta Case 2 Case 1 ?Replacing/Reducing ?Improving Active Manager Passive Exposure? Allocations? Clients Case 3 ?Taking the Desired Risk Exposures? Source: State Street Global Advisors The information contained above is for illustrative purposes only. GLSTND-2366 45

Appendix A: August 24th IBG-21646 46

What Happened?

On Monday, August 24, 2015 there was extraordinary price volatility in the US Equity Markets resulting in the price discovery mechanism being delayed across all financial products, including ETFs.[1]

Contributing Factors

- Inconsistent Opening Procedures Across Exchanges
- Lack of Transparency with Opening Imbalances
- Regulatory Reform — Limit Up/ Limit Down and Market Access Rules
- Prevalence of Market and Stop Loss Orders

Industry Demands

- Harmonization of Exchange Rules
- Certainty of Clearly Erroneous Trade Rules
- Opening and Re-Opening Auction Transparency
- Market Wide Circuit Breaker Level Examination
- Price Protections for Market and Stop Loss Orders

SPDR ETF Response

- Driver of industry Coalition; Established a Unified Message
- Proactive and Reactive Regulatory Engagement
- Client Outreach
- Center of Influence in Exchange Discussions
- Resource for Broader SSGA Organization

Key Takeaways:

- August 24th was a broad equity market structure event; ETFs were affected but not the cause.
- ETFs need to have a more prominent voice in the US Equity Market Structure conversation
  - Exchanges — Harmonize rules and reduce system complexity
  - Issuers — Advocate for an amplified voice in the industry and with regulators
  - Liquidity Providers — Engage in the marketplace with certainty and confidence
  - Investors — Educate and establish best practices for trading ETFs

STATE STREET GLOBAL ADVISORS

[1] The Market Volatility of August 24, 2015: What Happened and Where Do We Go From Here? State Street Global Advisors, September 2, 2015.

IBG-21646

47

SPY Case Study

- On Monday August 24th a total of $631B was traded across the US Equity Markets[1]
- ETFs accounted for $251B (40%) of total notional traded[1]
- SPY was 15.4% ($97B) of the total market[1]
- SPY provided increased liquidity and became institutional tool of choice in relation to the largest S&P500 competitors

Comparison of S&P 500 ETFs

	SPY	IVV	VOO
Total Share Volume	507MM	13.1MM	12.3MM
Total $ Value	$97B	2.5B	2.1B
Average traded per minute between (9:30 AM – 9:45AM)	$300MM	$18MM	$8MM
Trading Halts	0	2	0

Source: Bloomberg, as of 8/24/2015. SPY = SPDR S&P 500 ETF; IVV = iShares Core S&P 500 ETF; VOO= Vanguard S&P 500 ETF

Key Takeaways:

- SPY recognized as the Institutional tool of choice[3]
- SPY is the most liquid exchange traded product[4]
- SPY listed options are the most owned S&P 500 ETF options [5]

- IVV was halted after falling 16.9% in the first minute of trading
- Institutions turned to SPY when Futures were limit down[2]
- SPY became a proxy for the market



$196
$186
$176
$166
$156
$146
IVV 1st Halt
IVV 2nd Halt
9:30 9:32 9:34 9:36 9:38 9:40 9:42 9:44 9:46 9:48 9:50 9:52 9:54 9:56 9:58
SPY $
IVV $
VOO $

[1] The Market Volatility of August 24, 2015: What Happened and Where Do We Go From Here? State Street Global Advisors, September 2, 2015
[2] Equity Market Volatility on August 24, 2015, SEC.gov, December 2015
[3] SPY has 86% institutional ownership, while IVV and VOO has 54.7% and 50.2% respectively. Source: Bloomberg, as of 9/30/2016
[4] SPY average daily volume over the last 3 months would only be surpassed after aggregating the next 14 largest ETFs by AUM. Source: Bloomberg, as of 9/30/2016
[5] 99.9% of the open interest of S&P 500 ETF options are based on SPY. Source: Bloomberg, as of 9/30/2016

STATE STREET GLOBAL ADVISORS

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Appendix B: Fixed Income Markets & Liquidity IBG-21646 49

Fixed Income Markets and Liquidity Regulation and policy changes stemming from the financial crisis have led to higher capital charges and restrictions on proprietary trading. As a result: $400bn Fixed income principal market making has $350bn become more expensive Fixed income principal trading model $300bn is changing to more of an agency trading model $250bn Dealer corporate bond inventory $200bn is declining Impact: $150bn Investors continue to gravitate towards $100bn alternative products including ETFs We have seen tremendous growth in fixed $50bn income ETFs since 2008 $0bn 2001 2003 2005 2007 2009 2011 2013 2015 Notional Value of Fixed Income (RMBS, ABS, CP, Corp) Dealer Inventories* US Listed Fixed Income ETF AUM** * Source: NY FED—Dealer Balances ; ICI ** Morningstar, as of 12/31/2015 IBG-21646 50

ETF Liquidity versus Underlying 140bps 125 120bps 104 100bps 80bps 60bps 40bps 25 20bps 3 3 4 0bps SPDR Barclays Short Term Corporate Bond ETF (SCPB) SPDR Barclays High Yield Bond ETF (JNK) SPDR Barclays Short Term High Yield Bond ETF (SJNK) ETF Bid/Offer Spread** Underlying Bid/Offer Spread*** Bloomberg Barclays US 1?3 Year Bloomberg Barclays High Yield Bloomberg Barclays US High Yield 350 M Index Corporate Bond Index Very Liquid Bond Index Cash Pay 0?5 Yr 2% Capped Index SPDR ETF AUM* $3.97 B $12.44 B $3.35 B Sources: * SSGA, as of September 30, 2016. ** Bloomberg Finance L.P., as of September 30, 2016. 30-Day Average bid/offer spread ***Barclays, as of September 30, 2016. Barclays Liquidity Cost Scores are used as approximations for underlying bid/offer spreads. IBG-20681 51

Total Cost of Exposure of High Yield Bond ETFs Versus Individual Bonds Factoring in the cost of overall exposure of high yield bond ETF can begin with analyzing the bid/ask spread of the ETF versus its individual bonds To add more granularity on the overall cost of execution within the secondary market for a high yield bond ETF, accounting for the premium/discount provides a more complete picture With that included, an high yield bond ETF represents a more cost-efficient vehicle for an investor to obtain high yield exposure 1.04 0.33 0.30 0.03 JNK Barclays VLI High Yield Index (Basket Spread) Bid/Ask (%) Premium/Discount (%) Source: State Street Global Advisors (SSGA), Bloomberg Finance L.P., Barclays, as of September 30, 2016. IBG-20681 52

High Yield ETFs

High Yield ETFs have become a valuable trading tool. During periods of high volatility we see increased secondary market activity. Yet concerns over High Yield ETF liquidity remain.

Examining 2015 Data:

- High Yield Cash market traded on average $7.4B per day
- High Yield ETFs traded on average $1.1B per day in the secondary market
- Primary Creation/Redemption activity averaged $257M per day
- The $864M ($1.1B- $257M) traded in the secondary market is additive to the liquidity profile of the High Yield Cash market



Third Avenue Fund Concerns
China Angst
August 24th
$14
$12
$10
$8
$6
$4
$2
$0
Billions
$10
$9
$8
$7
$6
$5
$4
$3
$2
$1
$0
Billions
1/2/2015
2/2/2015
3/2/2015
4/2/2015
5/2/2015
6/2/2015
7/2/2015
8/2/2015
9/2/2015
10/2/2015
11/2/2015
12/2/2015
HY $ Volume (Left Axis)
Secondary $ JNK, HYG, SJNK, SHYG (Right Axis)
Primary $ JNK, HYG , SJNK, SHYG (Right Axis)

Key Takeaways:

- High Yield ETF primary market activity represented roughly 3.5% of the total High Yield Cash market $ trading in 2015
- ETF Secondary market activity is additive to the High Yield Cash market
- Fixed income ETF secondary market activity highlights ETFs as an effective risk transfer tool without transacting in the underlying cash bond market

Source: SPDR ETF Capital Markets Group, Bloomberg Finance, L.P.
Past performance is not a guarantee of future results.
These investments may have difficulty in liquidating an investment position without taking a significant discount from current market value, which can be a significant problem with certain lightly traded securities.

STATE STREET GLOBAL ADVISORS

IBG-21646

53

High Yield Liquidity As the market for High Yield ETFs has matured we have seen: Less volatility of the ETF Premium/Discount around NAV ETF trading tighter to NAV on average. JNK Premium & Discount JNK Premium & Discount (%) 2008 10.00% Average: 1.17% 8.00% 6.00% High: 9.90% 4.00% Low: -8.76% 2.00% 0.00% 2011 -2.00% Average: 0.29% -4.00% High: 3.28% -6.00% Low: -3.51% -8.00% -10.00% P/D 2008 P/D 2011 P/D 2015 Key Takeaways: 2015 Client base continues to grow and diversify across the institutional and Average: 0.27% High: 0.95% intermediary channels. Low: -0.68% Improved market quality: ? Expanded user base ? Increased number of liquidity providers ? Enhanced ability for liquidity providers to make competitive markets Source: SPDR ETF Capital Markets Group, Bloomberg Finance, L.P. Past performance is not a guarantee of future results. These investments may have difficulty in liquidating an investment position without taking a significant discount from current market value, which can be a significant problem with certain lightly traded securities. IBG-21646 54

Appendix C: Important Disclosures IBG-21646 55

Important Disclosures Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Shares Trust: The SPDR Gold Shares Trust (?GLD?) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (?SEC?) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the ?1940 Act?) and is not subject to regulation under the Commodity Exchange Act of 1936 (the ?CEA?). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. When this document is distributed electronically, the GLD prospectus is available by clicking here https://www.spdrs.com/library-content/public/SPDR_GOLD%20TRUST_PROSPECTUS.pdf For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 866.320.4053 www.spdrgoldshares.com. IBG-21646 56

Important Disclosures FOR INVESTMENT PROFESSIONAL USE ONLY. Not for use with the public ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs Foreign investments involve greater risks than U.S. investments, including political and economic risks and the risk of currency fluctuations, all of which may be magnified in emerging markets. Investing in REITs involves certain distinct risks in addition to those risks associated with investing in the real estate industry in general. Equity REITs may be affected by changes in the value of the underlying property owned by the REITs, while mortgage REITs may be affected by the quality of credit extended. REITs are subject to heavy cash flow dependency, default by borrowers and self-liquidation. REITs, especially mortgage REITs, are also subject to interest rate risk (i.e., as interest rates rise, the value of the REIT may decline). Companies with large market capitalizations go in and out of favor based on market and economic conditions. Larger companies tend to be less volatile than companies with smaller market capitalizations. In exchange for this potentially lower risk, the value of the security may not rise as much as companies with smaller market capitalizations. Investing in high yield fixed income securities, otherwise known as junk bonds, is considered speculative and involves greater risk of loss of principal and interest than investing in investment grade fixed income securities. These Lower-quality debt securities involve greater risk of default or price changes due to potential changes in the credit quality of the issuer. There can be no assurance that a liquid market will be maintained for ETF shares. Diversification does not ensure a profit or guarantee against loss. All the index performance results referred to are provided exclusively for comparison purposes only. It should not be assumed that they represent the performance of any particular investment. The funds presented herein have different investment objectives, costs and expenses. Each fund is managed by a different investment firm, and the performance of each fund will necessarily depend on the ability of their respective managers to select portfolio investments. These differences, among others, may result in significant disparity in the funds’ portfolio assets and performance. For further information on the funds, please review their respective prospectuses. Investing in futures is highly risky. Futures positions are considered highly leveraged because the initial margins are significantly smaller than the cash value of the contracts. The smaller the value of the margin in comparison to the cash value of the futures contract, the higher the leverage. There are a number of risks associated with futures investing including but not limited to counterparty credit risk, currency risk, derivatives risk, foreign issuer exposure risk, sector concentration risk, leveraging and liquidity risks. IBG-21646 57

Important Disclosures (Continued) Bonds generally present less short-term risk and volatility than stocks, but contain interest rate risk (as interest rates raise, bond prices usually fall); issuer default risk; issuer credit risk; liquidity risk; and inflation risk. These effects are usually pronounced for longer-term securities. Any fixed income security sold or redeemed prior to maturity may be subject to a substantial gain or loss. A Smart Beta strategy does not seek to replicate the performance of a specified cap-weighted index and as such may underperform such an index. The factors to which a Smart Beta strategy seeks to deliver exposure may themselves undergo cyclical performance. As such, a Smart Beta strategy may underperform the market or other Smart Beta strategies exposed to similar or other targeted factors. In fact, we believe that factor premia accrue over the long term (5-10 years), and investors must keep that long time horizon in mind when investing. Investing involves risk including the risk of loss of principal. The whole or any part of this work may not be reproduced, copied or transmitted or any of its contents disclosed to third parties without SSGA?s express written consent. Passively managed funds invest by sampling the index, holding a range of securities that, in the aggregate, approximates the full Index in terms of key risk factors and other characteristics. This may cause the fund to experience tracking errors relative to performance of the index. Barclays is a trademark of Barclays, Inc. and has been licensed for use in connection with the listing and trading of the SPDR Barclays ETFs. SPDR Barclays ETFs are not sponsored by, endorsed, sold or promoted by Barclays, Inc. and Barclays makes no representation regarding the advisability of investing in them. Standard & Poor?s, S&P and SPDR are registered trademarks of Standard & Poor?s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation?s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index. The World Gold Council name is a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. IBG-21646 58

Important Disclosures (Continued) Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs.ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC Before investing, consider the funds? investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 1-866-787-2257 or visit www.spdrs.com. Read it carefully. United States: State Street Global Advisors, One Lincoln Street, Boston, MA 02111?2900. Web: www.ssga.com 2016 State Street Corporation ? All Rights Reserved. Tracking Code: IBG-21646 Expiration Date: January 31, 2017 Not FDIC Insured ? No Bank Guarantee ? May Lose Value IBG-21646 59

Appendix C: Biographies IBG-21646 60

Biographies David LaValle David B. Mazza Dave is the US Head of SPDR ETF Capital Markets at State Street Global Advisors. David is a Managing Director of State Street Global Advisors and the Head of ETF In this role, Dave is responsible for sales and client relationships with SPDR ETF and Mutual Fund Research. He manages a team responsible for the product primary and secondary market participants in the US These include authorized strategy and analysis of SPDR ETFs and SSGA Funds. This team develops sales and participants, electronic market makers, broker dealers, proprietary trading desks, marketing strategies and campaigns across the firm’s ETF and mutual fund product Stock Exchanges and Alternative Trading Systems. suite. In addition, the team works with SSGA thought leaders to develop market outlooks, investment themes, and portfolio implementation ideas to help clients Prior to joining SSGA, Dave was the head of NASDAQ’s Exchange Traded Product understand the market landscape and achieve their desired investment outcomes. Marketplace where he was responsible for the strategy and business development of the ETP business. Dave’s primary focus was market structure innovation, Prior to this role, Dave was a member of the firm’s Global Enhanced Equity Group, liquidity programming and market maker, orderflow provider and issuer responsible for research, portfolio management and product strategy across relationship management. Prior to NASDAQ, Dave was a Managing Partner at multiple quantitatively managed investment strategies. Dave began his career in Kellogg Group where he managed equity trading desks on the American Stock 2005 in the firm’s Charitable Asset Management Group, where he supported the Exchange and New York Stock Exchange. investment management and administration of planned gifts. Dave earned his Bachelor of Arts degree from Georgetown University, serves on David received his MBA in Finance from the Sawyer Business School at Suffolk the Security Traders Association of New York (STANY) Board and holds FINRA University and his BA in Political Science and Philosophy from Boston College. Series 7, 24, 55 and 63 licenses. IBG-21646 61

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